Registration Statement No. 333 - 258403 Dated January 4, 2022; Rule 433 Page 1 F IXED - TO - F LOATING R ATE S UBORDINATED T IER 2 N OTES DUE J ANUARY 7, 2033 S UBORDINATED T IER 2 N OTES Terms and Conditions Tuesday, January 4, 2022 Global Markets Final Terms of the Notes Relating to Preliminary Pricing Supplement No. 3130 dated January 4, 2022 (the “Preliminary Pricing Supplement”). Capitalized terms used but not defined herein are defined as set forth in the Preliminary Pricing Supplement. : Deutsche Bank AG New York Branch : Ba1 (Moody’s); BB+ (S&P); BBB - (Fitch) Issuer Issuer’s Subordinated Tier 2 Notes Rating Form of Debt : Subordinated Tier 2 Notes (the “Subordinated Notes”); unsecured and subordinated, pari passu with existing Tier 2 instruments of Deutsche Bank Aktiengesellschaft : USD 1,250,000,000 : January 4, 2022 : January 7, 2022 : October 7, 2031 Aggregate Principal Amount Trade Date Issue Date Commencement of 3 - month par - call period Reset Date Maturity Date Fixed Rate Floating Rate Compounded SOFR Spread Reoffer Price Fees Day Count Basis Interest Periods Interest Payment Dates Floating Rate Interest Calculation : January 7, 2032 : January 7, 2033 : From, and including, the Settlement Date to, but excluding, the Reset Date (the “Fixed Rate Period”), the notes will bear interest at 3.742% per annum, payable semi - annually in arrears on each Interest Payment Date, based on a 30/360 day count convention. : From, and including, the Reset Date to, but excluding, the Maturity Date (the “Floating Rate Period”), the notes will bear interest equal to Compounded SOFR plus the Spread, payable quarterly in arrears on each Interest Payment Date, based on an Actual/360 day count convention. In no case will the amount payable on any Interest Payment Date be less than zero. : A compounded average of daily SOFR determined for each quarterly Interest Period during the Floating Rate Period in accordance with the specific formula described in the accompanying prospectus supplement under “Description of the Notes — Interest Rates — Secured Overnight Financing Rate (SOFR)”. : 2.257% : 100.000% : 0.45% : During the Fixed Rate Period, 30/360 During the Floating Rate Period, Actual/360 : With respect to the Fixed Rate Period, each period from, and including, an Interest Payment Date (or the Settlement Date in the case of the first Interest Period during the Fixed Rate Period) to, but excluding, the following Interest Payment Date (or the Reset Date in the case of the final Interest Period during the Fixed Rate Period). With respect to the Floating Rate Period, each period from, and including, an Interest Payment Date (or the Reset Date in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the following Interest Payment Date (or the Maturity Date in the case of the final Interest Period during the Floating Rate Period). : With respect to the Fixed Rate Period, January 7 and July 7 of each year, beginning on July 7, 2022 and ending on the Reset Date; provided that if any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid. With respect to the Floating Rate Period, January 7, April 7, July 7 and October 7 of each year, beginning on April 7, 2032 and ending on the Maturity Date; provided that if any scheduled Interest Payment Date (other than the Maturity Date) is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the scheduled final Interest Payment Date (i.e., the Maturity Date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue from and after the scheduled final Interest Payment Date. : In respect of each Interest Period during the Floating Rate Period, the amount of interest accrued and payable on the notes will be equal to the product of (i) the outstanding

Registration Statement No. 333 - 258403 Dated January 4, 2022; Rule 433 Page 2 F IXED - TO - F LOATING R ATE S UBORDINATED T IER 2 N OTES DUE J ANUARY 7, 2033 S UBORDINATED T IER 2 N OTES Terms and Conditions Tuesday, January 4, 2022 Global Markets Observation Period Optional Redemption Redemption for Tax Reasons Redemption for Regulatory Reasons Repayment Obligation U.S. Government Securities Business Day Business Days Listing De n omi n ati o n s Principal Amount of the notes multiplied by (ii) the product of (a) the Floating Rate for such Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360. See “Description of the Notes — Interest Rates — Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement. : In respect of each Interest Period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period. : We may redeem the notes in our sole discretion, in whole but not in part, on any Business Day during the period from October 7, 2031 (inclusive) to the Reset Date (inclusive), with the prior approval of the competent supervisory authority, upon not less than 5 and not more than 60 days' prior notice at 100% of the Principal Amount. : Subject to the prior consent of our competent supervisory authority, we may redeem, in whole but not in part, any of the notes, at our option, at any time prior to the Maturity Date for certain tax reasons as described under “Subordinated Notes Offered on a Global Basis — Tax Redemption” in the accompanying prospectus supplement, provided that the conditions in Article 78(4)(b) of the CRR are met, pursuant to which our competent supervisory authority may permit any such redemption only if it is satisfied that the change in the applicable tax treatment is material and was not reasonably foreseeable at the Settlement Date. : Subject to the prior consent of our competent supervisory authority, we may redeem, in whole but not in part, any of the notes, at our option, at any time prior to the Maturity Date, at 100% of the Principal Amount (subject to the imposition of any Resolution Measure) together with any accrued and unpaid interest to (but excluding) the date set for redemption if there is a change in the regulatory classification of the notes that would be likely to result in (i) their exclusion in full or in part from our own funds under the CRR or any successor legislation, other than for certain reasons, or (ii) their reclassification as a lower quality of our own funds than as of the Settlement Date, provided that the conditions in Article 78(4)(a) of the CRR are met, pursuant to which our competent supervisory authority may permit any such redemption only if it considers the change in the regulatory classification to be sufficiently certain and is satisfied that the regulatory reclassification of the notes was not reasonably foreseeable at the Settlement Date, as described further in the Preliminary Pricing Supplement under “Description of the Notes — Redemption for Regulatory Reasons”. : Any redemption or repurchase of the notes prior to the Maturity Date requires the prior consent of our competent supervisory authority and such redemption or repurchase may not occur before five years after the date of issuance, except where the conditions set out in Article 78(4) of the CRR are met. If the notes are redeemed or repurchased by us otherwise than in the circumstances described in the Preliminary Pricing Supplement under “Description of the Notes — Optional Redemption”; “ — Tax Redemption”; and “ — Redemption for Regulatory Reasons” then the amounts redeemed or paid must be returned to us irrespective of any agreement to the contrary unless our competent supervisory authority has given its consent to such early redemption or repurchase. : Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities. : New York and TARGET2 : None : Minimum denominations of USD 200,000 and integral multiples of USD 1,000 in excess thereof : US25160PAG28 : 25160PAG2 : Deutsche Bank Securities Inc. : Citigroup Global Markets Inc. ISIN CUSIP Sole Book Runner Qualified Independent Underwriter and Joint Lead Manager Joint Lead Managers : BBVA Securities Inc . , BMO Capital Markets Corp . , CIBC World Markets Corp . , Commerz Markets LLC, Daiwa Capital Markets America Inc . , Intesa Sanpaolo S . p . A . , Santander Investment Securities Inc . , Scotia Capital (USA) Inc . , SMBC Nikko Securities America, Inc . , Standard Chartered Bank AG, TD Securities (USA) LLC, UBS Securities LLC,

Registration Statement No. 333 - 258403 Dated January 4, 2022; Rule 433 Page 3 F IXED - TO - F LOATING R ATE S UBORDINATED T IER 2 N OTES DUE J ANUARY 7, 2033 S UBORDINATED T IER 2 N OTES Terms and Conditions Tuesday, January 4, 2022 Global Markets Senior Co - Managers Settlement Calculation Agent Documentation Resolution Measures UniCredit Capital Markets LLC : Academy Securities, Inc., Bancroft Capital LLC, Loop Capital Markets LLC, Mischler Financial Group, Inc., R. Seelaus & Co., LLC, Roberts & Ryan Investments, Inc. : DTC and Euroclear/Clearstream : Deutsche Bank AG, London Branch : SEC Registered : Holders of notes will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined under “Resolution Measures and Deemed Agreement” in the Preliminary Pricing Supplement) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to all other outstanding unsecured unsubordinated obligations of the Issuer and would be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. Please see “Resolution Measures and Deemed Agreement” in the Preliminary Pricing Supplement. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus . • Preliminary pricing supplement dated January 4, 2022 : https:// www.sec.gov/Archives/edgar/data/1159508/000095010322000099/dp164629_424b2 - 3130.htm • Prospectus supplement dated August 3, 2021 : https:// www.sec.gov/Archives/edgar/data/1159508/000095010321011862/dp155604_424b2 - subnotes.htm • Prospectus dated August 3, 2021 : https:// www.sec.gov/Archives/edgar/data/1159508/000119312521235184/d205567d424b21.pdf Prohibition of Sales to EEA Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client as defined in point (11) of Article 4 (1) of Directive 2014 / 65 /EU (as amended, “MiFID II”) ; or (ii) a customer within the meaning of Directive (EU) 2016 / 97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4 (1) of MiFID II or (iii) not a qualified investor as defined in the Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation . Prohibition of Sales to UK Retail Investors The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”) . For these purposes, a retail investor means a person who is one (or more) of : (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017 / 565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) ; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 , as amended (“FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016 / 97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation . The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes . Consequently no key information document required by Regulation (EU) No 1286 / 2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation .

Registration Statement No. 333 - 258403 Dated January 4, 2022; Rule 433 Page 4 F IXED - TO - F LOATING R ATE S UBORDINATED T IER 2 N OTES DUE J ANUARY 7, 2033 S UBORDINATED T IER 2 N OTES Terms and Conditions Tuesday, January 4, 2022 Global Markets MiFID II Product Governance/Professional Investors and ECPs - only Target Market Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that : (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II ; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate . Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment, however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining the appropriate distribution channels . UK MIFIR product governance/Professional Investors and ECPs - only Target Market Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that : (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600 / 2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”) ; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate . Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment ; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels . Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll - free 1 - 800 - 503 - 4611.